OPEN-END FEE AND LEASEHOLD REVOLVING MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND
LEASES AND FIXTURE FILING

(Maximum Indebtedness not to exceed $120,000,000.00)

THIS OPEN-END FEE AND LEASEHOLD REVOLVING MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (“Mortgage”) is made as of the 19th day of December, 2007 by NNN HEALTHCARE/OFFICE REIT LIMA, LLC, a Delaware limited liability company, whose mailing address is c/o Triple Net Properties, LLC, 1551 North Tustin Avenue, Suite 200, Santa Ana, California 92705 (“Mortgagor”), to and for the benefit of LASALLE BANK NATIONAL ASSOCIATION, a national banking association, whose mailing address is 135 South LaSalle Street, Chicago, Illinois 60603-4015, its successors and assigns, individually and as Agent for the “Banks” (as defined in the Loan Agreement described below) (“Mortgagee”).

RECITALS:

A. The Banks have agreed to loan to Grubb & Ellis Healthcare REIT Holdings, L.P. (formerly known as NNN Healthcare/Office REIT Holdings, L.P., a Delaware limited partnership) (“Borrower”), on a revolving basis up to the principal amount of up to Eighty Million and no/100 Dollars ($80,000,000.00) (subject to increase to $120,000,000.00) (the “Loan”) pursuant to the terms of a Loan Agreement between Mortgagee and Borrower dated September 10, 2007 (the “Loan Agreement”; all capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement). The Loan shall be evidenced by one or more Promissory Notes (as amended, restated or replaced from time to time, the “Notes”), executed by the Borrower and made payable to the order of the Mortgagee and/or other Banks in the original principal amount of the Loan and due on September 10, 2010; subject to extension to September 10, 2011 as provided in the Loan Agreement, except as may be accelerated pursuant to the terms hereof or of the Loan Agreement or of any other document or instrument now or hereafter given to evidence or secure the payment of the Notes or delivered to induce the Mortgagee to disburse the proceeds of the Loan (the Loan Agreement, the Notes, together with such other documents, as amended, restated or replaced from time to time, being collectively referred to herein as the “Loan Documents”).

Mortgagor is the fee owner of the Real Estate (defined below) which Real Estate is comprised of certain condominium units created pursuant to those certain condominium declarations described on Exhibit B attached hereto (collectively, the “Declarations”).

Mortgagor holds an undivided proportionate interest in the leasehold estate (the “Leasehold Estate”) created by those certain leases described on Exhibit C attached hereto (such leases are referred to herein collectively, as the “Ground Lease”).

A condition precedent to the Mortgagee’s extension of the Loan to the Borrower is the execution and delivery by the Mortgagor of this Mortgage, and Mortgagor acknowledges that it will receive direct and indirect benefits from the Mortgagee’s extension of the Loan to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor agrees as follows:

Mortgagor, in consideration of the Indebtedness herein recited, hereby mortgages, grants, assigns, remises, releases, warrants and conveys to Mortgagee, its successors and assigns, and grants a security interest in the following described property, rights and interests, now owned or hereafter acquired, including any reversion or remainder interest, in and to the following property (in each case to the extent applicable) (referred to collectively herein as “Premises”), all of which property, rights and interests are hereby pledged primarily and on a parity with the Real Estate and not secondarily:

(a) The real estate located in the County of Allen, State of Ohio and legally described on Exhibit A attached hereto and made a part hereof (the “Real Estate”);

(b) The Leasehold Estate;

(c) All improvements of every nature whatsoever now or hereafter situated on the Real Estate, and all fixtures and personal property of every nature whatsoever now or hereafter owned by the Mortgagor and located on, or used in connection with the Real Estate or the improvements thereon, or in connection with any construction thereon, including all extensions, additions, improvements, betterments, renewals, substitutions and replacements to any of the foregoing and all of the right, title and interest of the Mortgagor in and to any such personal property or fixtures together with the benefit of any deposits or payments now or hereafter made on such personal property or fixtures by the Mortgagor or on its behalf (the “Improvements”);

(d) All easements, rights of way, gores of real estate, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way now or hereafter belonging, relating or appertaining to the Real Estate, and the reversions, remainders, rents, issues and profits thereof, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, at law as well as in equity, of the Mortgagor of, in and to the same;

(e) All rents, revenues, issues, profits, proceeds, income, royalties, Letter of Credit Rights (as defined in the Uniform Commercial Code of the State in which the Premises is located (the “Code”) in effect from time to time), escrows, security deposits, impounds, reserves, tax refunds and other rights to monies from the Premises and/or the businesses and operations conducted by the Mortgagor thereon to be applied against the Indebtedness (as hereinafter defined); provided, however, that the Mortgagor, so long as no Event of Default (as hereinafter defined) has occurred hereunder, may collect rent as it becomes due, but not more than one (1) month in advance thereof;

(f) All interest of the Mortgagor in the Ground Lease and all leases now or hereafter on the Premises, whether written or oral (each, a “Lease”, and collectively, the “Leases”), together with all security therefor and all monies payable thereunder, subject, however, to the conditional permission hereinabove given to the Mortgagor to collect the rentals under any such Lease;

(g) All fixtures and articles of personal property now or hereafter owned by the Mortgagor and forming a part of or used in connection with the Real Estate or the Improvements, including, but without limitation, any and all air conditioners, antennae, appliances, apparatus, awnings, basins, bathtubs, bidets, boilers, bookcases, cabinets, carpets, computer hardware and software used in the operation of the Premises, coolers, curtains, dehumidifiers, disposals, doors, drapes, dryers, ducts, dynamos, elevators, engines, equipment, escalators, exercise equipment, fans, fittings, floor coverings, furnaces, furnishings, furniture, hardware, heaters, humidifiers, incinerators, lighting, machinery, motors, ovens, pipes, plumbing, pumps, radiators, ranges, recreational facilities, refrigerators, screens, security systems, shades, shelving, sinks, sprinklers, stokers, stoves, toilets, ventilators, wall coverings, washers, windows, window coverings, wiring, and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to the Real Estate or the Improvements in any manner; it being mutually agreed that all of the aforesaid property owned by the Mortgagor and placed on the Real Estate or the Improvements, so far as permitted by law, shall be deemed to be fixtures, a part of the realty, and security for the Indebtedness; notwithstanding the agreement hereinabove expressed that certain articles of property form a part of the realty covered by this Mortgage and be appropriated to its use and deemed to be realty, to the extent that such agreement and declaration may not be effective and that any of said articles may constitute Goods (as defined in the Code), this instrument shall constitute a security agreement, creating a security interest in such goods, as collateral, in the Mortgagee, as Secured Party, and the Mortgagor, as Debtor, all in accordance with the Code;

(h) All of the Mortgagor’s interests in General Intangibles, including Payment Intangibles and Software (each as defined in the Code) now owned or hereafter acquired and related to the Premises, including, without limitation, all of the Mortgagor’s right, title and interest in and to: (i) all agreements, licenses, permits and contracts to which the Mortgagor is or may become a party and which relate to the Premises; (ii) all obligations and indebtedness owed to the Mortgagor thereunder; (iii) all intellectual property related to the Premises; and (iv) all choses in action and causes of action relating to the Premises;

(i) All of the Mortgagor’s accounts now owned or hereafter created or acquired as relate to the Premises and/or the businesses and operations conducted thereon, including, without limitation, all of the following now owned or hereafter created or acquired by the Mortgagor: (i) Accounts (as defined in the Code), contract rights, book debts, notes, drafts, and other obligations or indebtedness owing to the Mortgagor arising from the sale, lease or exchange of goods or other property and/or the performance of services; (ii) the Mortgagor’s rights in, to and under all purchase orders for goods, services or other property; (iii) the Mortgagor’s rights to any goods, services or other property represented by any of the foregoing; (iv) monies due or to become due to the Mortgagor under all contracts for the sale, lease or exchange of goods or other property and/or the performance of services including the right to payment of any interest or finance charges in respect thereto (whether or not yet earned by performance on the part of the Mortgagor); (v) Securities, Investment Property, Financial Assets and Securities Entitlements (each as defined in the Code); (vi) proceeds of any of the foregoing and all collateral security and guaranties of any kind given by any person or entity with respect to any of the foregoing; and (vii) all warranties, guarantees, permits and licenses in favor of the Mortgagor with respect to the Premises; and

(j) All proceeds of the foregoing, including, without limitation, all judgments, awards of damages and settlements hereafter made resulting from condemnation proceeds or the taking of the Premises or any portion thereof under the power of eminent domain, any proceeds of any policies of insurance, maintained with respect to the Premises or proceeds of any sale, option or contract to sell the Premises or any portion thereof.

TO HAVE AND TO HOLD the above granted and described Premises unto and to the use and benefit of Mortgagee, and Mortgagor does hereby bind itself, and its successors and assigns forever, for the purposes and upon the uses set forth herein together with all right to possession of the Premises after the occurrence of any Event of Default; Mortgagor hereby RELEASING AND WAIVING all rights under and by virtue of the homestead exemption laws of the State of Ohio;

FOR THE PURPOSE OF SECURING: (i) the payment of the Loan and all interest, late charges, LIBOR breakage charges (including any Make Whole Costs described in the Loan Agreement), prepayment premium, if any, exit fee, if any, interest rate swap or hedge expenses (if any), reimbursement obligations, fees and expenses for letters of credit issued by the Mortgagee for the benefit of the Borrower, if any, and other indebtedness evidenced by or owing under the Notes, any of the other Loan Documents, and any application for letters of credit and master letter of credit agreement, together with any extensions, modifications, renewals or refinancings of any of the foregoing; (ii) the obligations and liabilities of the Borrower to the Mortgagee under and pursuant to interest rate, currency or commodity swap agreement, cap agreement or collar agreement, executed by and between the Borrower and the Mortgagee from time to time (collectively, “Interest Rate Agreements”), (iii) the performance and observance of the covenants, conditions, agreements, representations, warranties and other liabilities and obligations of the Borrower or Mortgagor or any other obligor to or benefiting the Mortgagee which are evidenced or secured by or otherwise provided in the Notes, this Mortgage or any of the other Loan Documents; and (iv) the reimbursement to the Mortgagee of any and all sums incurred, expended or advanced by the Mortgagee pursuant to any term or provision of or constituting additional indebtedness under or secured by this Mortgage, any of the other Loan Documents or any Interest Rate Agreements or any application for letters of credit and master letter of credit agreement, with interest thereon as provided herein or therein (collectively, the “Indebtedness”).

IT IS FURTHER UNDERSTOOD AND AGREED THAT:

1. Title. Mortgagor represents, warrants and covenants that (a) Mortgagor is the fee simple holder of the Real Estate and the Improvements and the holder of the Leasehold Estate, free and clear of all liens and encumbrances, except those liens and encumbrances in favor of or for the benefit of Mortgagee and as otherwise described on Exhibit D attached hereto (“Permitted Exceptions”); and (b) Mortgagor has legal power and authority to grant, bargain, sell, and convey the Premises. Mortgagor will warrant and forever defend unto Mortgagee the title to the Premises against all claims and demands, subject only to the Permitted Exceptions.

2. Maintenance, Repair, Restoration, Prior Liens, Parking, Ground Lease. Mortgagor covenants that, so long as any portion of the Indebtedness remains unpaid (or unless the Premises has been released from the lien of this Mortgage pursuant to the terms of the Loan Agreement), Mortgagor will:

(a) Subject to the terms of the Declarations, promptly repair, restore or rebuild any Improvements now or hereafter on the Premises which may become damaged or be destroyed to a condition substantially similar to the condition immediately prior to such damage or destruction, so long as proceeds of insurance are made available to Mortgagor;

(b) keep the Premises in good condition and repair, without waste, subject to normal wear and tear and free from mechanics’, materialmen’s or like liens or claims or other liens or claims for lien (subject to Mortgagor’s right to contest liens as permitted by the terms of Paragraph 29 hereof);

(c) pay when due the Indebtedness in accordance with the terms of the Notes and the other Loan Documents and duly perform and observe all of the terms, covenants and conditions to be observed and performed by Borrower or Mortgagor under the Notes, this Mortgage and the other Loan Documents;

(d) pay when due any indebtedness which may be secured by a permitted lien or charge on the Premises on a parity with, superior to or inferior to the lien hereof, and upon request exhibit satisfactory evidence of the discharge of such lien to the Mortgagee (subject to Mortgagor’s right to contest liens as permitted by the terms of Paragraph 29 hereof);

(e) complete within a reasonable time any Improvements now or at any time in the process of erection upon the Premises;

(f) comply with all applicable requirements of law, municipal ordinances or restrictions and covenants of record with respect to the Premises and the use thereof;

(g) obtain and maintain in full force and effect, and abide by and satisfy the material terms and conditions of, all applicable material permits, licenses, registrations and other authorizations with or granted by any governmental authorities that may be required from time to time with respect to the performance of its obligations under this Mortgage;

(h) make no material alterations in the Premises or demolish any portion of the Premises without Mortgagee’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed except as required by law or municipal ordinance or pursuant to leases entered into in accordance with the terms of the Loan Documents;

(i) suffer or permit no change in the use or general nature of the occupancy of the Premises, without the Mortgagee’s prior written consent;

(j) pay when due all operating costs of the Premises;

(k) not initiate or acquiesce in any zoning reclassification or partition with respect to or of the Premises, without Mortgagee’s prior written consent;

(l) provide and thereafter maintain adequate parking areas within the Premises as may be required by law, ordinance or regulation (whichever may be greater), together with any sidewalks, aisles, streets, driveways and sidewalk cuts and sufficient paved areas for ingress, egress and right-of-way to and from the adjacent public thoroughfares necessary for the use thereof;

(m) comply, and shall cause the Premises at all times to be operated in compliance, with all applicable federal, state, local and municipal environmental, health and safety laws, statutes, ordinances, rules and regulations, including, without limitation, Mortgagor shall (i) ensure, and cause each of its subsidiaries to ensure, that no person who owns twenty percent (20.00%) or more of the equity interests in the Mortgagor, or otherwise controls the Mortgagor or any of its subsidiaries is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended; and

(n) comply with all terms of the Ground Lease.

3. Payment of Taxes and Assessments. Mortgagor will pay when due and before any penalty attaches, all general and special taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever (all herein generally called “Taxes”), whether or not assessed against Mortgagor, if applicable to the Premises or any interest therein, or the Indebtedness, or any obligation or agreement secured hereby, subject to Mortgagor’s right to contest the same, as provided by the terms hereof; and Mortgagor will, upon written request, furnish to the Mortgagee duplicate receipts therefor within ten (10) days after Mortgagee’s request unless Mortgagee pays such Taxes from escrowed funds.

4. Tax Deposits. At Mortgagee’s option, Mortgagor shall deposit with Mortgagee, on the first day of each month until the Indebtedness is fully paid, a sum equal to one-twelfth (1/12th) of one hundred five percent (105%) of the most recent ascertainable annual Taxes on the Premises. If requested by Mortgagee, Mortgagor shall also deposit with Mortgagee an amount of money which, together with the aggregate of the monthly deposits to be made pursuant to the preceding sentence as of one month prior to the date on which the next installment of annual Taxes for the current calendar year become due, shall be sufficient to pay in full such installment of annual Taxes, as estimated by Mortgagee. Such deposits are to be held with allowance of interest at a rate equal to the Mortgagee’s then current money market rate, as determined by the Mortgagee in its sole discretion and adjusted by the Mortgagee from time to time and are to be used for the payment of Taxes next due and payable when they become due, except as otherwise provided herein. So long as no Event of Default shall exist, Mortgagee shall, at its option, pay such Taxes when the same become due and payable (upon submission of appropriate bills therefor from Mortgagor) or shall release sufficient funds to Mortgagor for the payment thereof. If the funds so deposited are insufficient to pay any such Taxes for any year (or installments thereof, as applicable) when the same shall become due and payable, Mortgagor shall, within ten (10) days after receipt of written demand therefor, deposit additional funds as may be necessary to pay such Taxes in full. If the funds so deposited exceed the amount required to pay such Taxes for any year, the excess shall be applied toward subsequent deposits. Said deposits need not be kept separate and apart from any other funds of Mortgagee. Mortgagee, in making any payment hereby authorized relating to Taxes, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.

5. Mortgagee’s Interest In and Use of Deposits. Upon an Event of Default, Mortgagee may, at its option, apply any monies at the time on deposit pursuant to Paragraph 4 hereof to cure an Event of Default or to pay any of the Indebtedness in such order and manner as Mortgagee may elect. If such deposits are used to cure an Event of Default or pay any of the Indebtedness, Mortgagor shall within three (3) days, upon demand by Mortgagee, deposit with Mortgagee an amount equal to the amount expended by Mortgagor from the deposits. When the Indebtedness has been fully paid, any remaining deposits shall be returned to Mortgagor. Such deposits are hereby pledged as additional security for the Indebtedness and shall not be subject to the direction or control of Mortgagor.

6. Insurance.

(a) Subject to the terms of the Declarations, Mortgagor shall at all times keep all buildings, improvements, fixtures and articles of personal property now or hereafter situated on the Premises insured against loss or damage by fire and such other hazards as may reasonably be required by Mortgagee, in accordance with the terms, coverages and provisions described on Exhibit E attached hereto and made a part hereof, and such other insurance as Mortgagee may from time to time reasonably require. Unless Mortgagor provides Mortgagee evidence of the insurance coverages required hereunder, Mortgagee may purchase insurance at Mortgagor’s expense to cover Mortgagee’s interest in the Premises. The insurance may, but need not, protect Mortgagor’s interest. The coverages that Mortgagee purchases may not pay any claim that Mortgagor makes or any claim that is made against Mortgagor in connection with the Premises. Mortgagor may later cancel any insurance purchased by Mortgagee, but only after providing Mortgagee with evidence that Mortgagor has obtained insurance as required by this Mortgage. If Mortgagee purchases insurance for the Premises, Mortgagor will be responsible for the costs of such insurance, including, without limitation, interest and any other charges which Mortgagee may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness. The cost of the insurance may be more than the cost of insurance Mortgagor may be able to obtain on its own.

(b) Mortgagor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Mortgagee is included thereon as the loss payee or an additional insured as applicable, under a standard mortgage clause acceptable to Mortgagee and such separate insurance is otherwise acceptable to Mortgagee.

(c) Subject to the terms of the Declarations, in the event of loss, the Mortgagor shall give prompt notice thereof to the Mortgagee, who, if such loss exceeds the lesser of ten percent (10.00%) of the Indebtedness or Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Threshold”), shall have the sole and absolute right to make proof of loss. If such loss exceeds the Threshold or if such loss is equal to or less than the Threshold and the conditions set forth in clauses (i), (ii) and (iii) of the immediately succeeding subsection are not satisfied, then the Mortgagee, solely and directly shall receive such payment for loss from each insurance company concerned. If and only if (i) such loss is equal to or less than the Threshold, (ii) no Event of Default or event that with the passage of time, the giving of notice or both would constitute an Event of Default then exists, (iii) the Mortgagee determines that the work required to complete the repair or restoration of the Premises necessitated by such loss can be completed no later than three (3) months prior to the Maturity Date, and (iv) the total of the insurance proceeds and such additional amounts placed on deposit with the Mortgagee by the Mortgagor for the specific purpose of rebuilding or restoring the Improvements equals or exceeds, in the sole and absolute discretion of the Mortgagee, the reasonable costs of such rebuilding or restoration, then the Mortgagee shall endorse to the Mortgagor any such payment and the Mortgagor may collect such payment directly. The Mortgagee shall have the right, at its option and in its sole discretion, to apply any insurance proceeds received by the Mortgagee pursuant to the terms of this section, after the payment of all of the Mortgagee’s expenses, either (i) on account of the Indebtedness, irrespective of whether such principal balance is then due and payable, whereupon the Mortgagee may declare the whole of the balance of Indebtedness plus any Make Whole Costs (as defined in the Loan Agreement) to be due and payable, or (ii) to the restoration or repair of the property damaged as provided in subsection (d) below; provided, however, that the Mortgagee hereby agrees to permit the application of such proceeds to the restoration or repair of the damaged property, subject to the provisions of subsection (d) below, if (i) after giving effect to any Leases which have been or could be terminated, the Debt Service Coverage Ratio (as defined in the Loan Agreement) shall be satisfied, (ii) the Mortgagee has received satisfactory evidence that such restoration or repair shall be completed no later than the date that is three (3) months prior to the Maturity Date, and (iii) no Event of Default, or event that with the passage of time, the giving of notice or both would constitute an Event of Default, then exists. If insurance proceeds are made available to the Mortgagor by the Mortgagee as hereinafter provided, the Mortgagor shall repair, restore or rebuild the damaged or destroyed portion of the Premises so that the condition and value of the Premises are substantially the same as the condition and value of the Premises prior to being damaged or destroyed. Any insurance proceeds applied on account of the unpaid principal balance of the Notes shall be subject to the Make Whole Costs (as defined in the Loan Agreement). In the event of foreclosure of this Mortgage, all right, title and interest of the Mortgagor in and to any insurance policies then in force shall pass to the purchaser at the foreclosure sale. Mortgagor shall be entitled to interest on insurance proceeds held by Mortgagee at Mortgagee’s then current money market rates.

(d) Subject to the terms of the Declarations, if insurance proceeds are made available by Mortgagee to Mortgagor, Mortgagor shall comply with the following conditions:

(i) Before commencing to repair, restore or rebuild following damage to, or destruction of, all or a portion of the Premises, whether by fire or other casualty, Mortgagor shall obtain from Mortgagee its approval, not to be unreasonably withheld, of all site and building plans and specifications pertaining to such repair, restoration or rebuilding.

(ii) Prior to each payment or application of any insurance proceeds to the repair or restoration of the improvements upon the Premises to the extent permitted in subparagraph (c) above (which payment or application may be made, at Mortgagee’s option, through an escrow, the terms and conditions of which are satisfactory to Mortgagee and the cost of which is to be borne by Mortgagor), Mortgagee shall be satisfied as to the following:

(a) no Event of Default or any event which, with the passage of time or giving of notice would constitute an Event of Default, has occurred;

(b) either such Improvements have been fully restored, or the expenditure of money as may be received from such insurance proceeds will be sufficient to repair, restore or rebuild the Premises, free and clear of all liens, claims and encumbrances, except the lien of this Mortgage and the Permitted Exceptions, or, if such insurance proceeds shall be insufficient to repair, restore and rebuild the Premises, Mortgagor has deposited with Mortgagee such amount of money which, together with the insurance proceeds shall be sufficient to restore, repair and rebuild the Premises; and

(c) prior to each disbursement of any such proceeds, Mortgagee shall be furnished with a statement of Mortgagee’s architect (the cost of which shall be borne by Mortgagor), certifying the extent of the repair and restoration completed to the date thereof, and that such repairs, restoration, and rebuilding have been performed to date in conformity with the plans and specifications approved by Mortgagee and with all statutes, regulations or ordinances (including building and zoning ordinances) affecting the Premises; and Mortgagee shall be furnished with appropriate evidence of payment for labor or materials furnished to the Premises, and total or partial lien waivers substantiating such payments.

(iii) If Mortgagor shall fail to restore, repair or rebuild the Improvements within a time deemed satisfactory by Mortgagee, then upon thirty (30) days notice to Mortgagor, Mortgagee, at its option, may (a) commence and perform all necessary acts to restore, repair or rebuild the said Improvements for or on behalf of Mortgagor, or (b) declare an Event of Default. If insurance proceeds shall exceed the amount necessary to complete the repair, restoration or rebuilding of the Improvements, such excess shall be applied on account of the Indebtedness irrespective of whether such Indebtedness is then due and payable without payment of any premium or penalty.

7. Condemnation. Subject to the terms of the Declarations, if all or any part of the Premises are damaged, taken or acquired, either temporarily or permanently, in any condemnation proceeding, or by exercise of the right of eminent domain, the amount of any award or other payment for such taking or damages made in consideration thereof, to the extent of the full amount of the remaining unpaid Indebtedness, is hereby assigned to Mortgagee, who is empowered to collect and receive the same and to give proper receipts therefor in the name of Mortgagor and the same shall be paid forthwith to Mortgagee. Subject to the terms of the Declarations, such award or monies shall be applied on account of the Indebtedness, irrespective of whether such Indebtedness is then due and payable and, at any time from and after the taking Mortgagee may declare the whole of the balance of the Indebtedness plus any Make Whole Costs to be due and payable. Notwithstanding the provisions of this paragraph to the contrary, if any condemnation or taking of less than the entire Premises occurs and provided that no Event of Default and no event or circumstance which with the passage of time, the giving of notice or both would constitute an Event of Default then exists, and if such partial condemnation, in the reasonable discretion of Mortgagee, has no material adverse effect on the operation or value of the Premises, then the award or payment for such taking or consideration for damages resulting therefrom may be collected and received by Mortgagor, and Mortgagee hereby agrees that in such event it shall not declare the Indebtedness to be due and payable, if it is not otherwise then due and payable.

8. Stamp Tax. If, by the laws of the United States of America, or of any state or political subdivision having jurisdiction over Mortgagor, any tax is due or becomes due in respect of the execution and delivery of this Mortgage, the Notes or any of the other Loan Documents, Mortgagor shall pay such tax in the manner required by any such law. Mortgagor further agrees to reimburse Mortgagee for any sums which Mortgagee may expend by reason of the imposition of any such tax. Notwithstanding the foregoing, Mortgagor shall not be required to pay any income or franchise taxes of Mortgagee.

9. Lease Assignment. Mortgagor acknowledges that, concurrently herewith, Mortgagor has executed and delivered to Mortgagee, as additional security for the repayment of the Loan, an Assignment of Rents and Leases (“Assignment”) pursuant to which Mortgagor has assigned to Mortgagee interests in the leases of the Premises and the rents and income from the Premises. All of the provisions of the Assignment are hereby incorporated herein as if fully set forth at length in the text of this Mortgage. Mortgagor agrees to abide by all of the provisions of the Assignment.

10. Effect of Extensions of Time and Other Changes. If the payment of the Indebtedness or any part thereof is extended or varied, if any part of any security for the payment of the Indebtedness is released, if the rate of interest charged under the Notes is changed or if the time for payment thereof is extended or varied, all persons now or at any time hereafter liable therefor, or interested in the Premises or having an interest in Mortgagor, shall be held to assent to such extension, variation, release or change and their liability and the lien and all of the provisions hereof shall continue in full force, any right of recourse against all such persons being expressly reserved by Mortgagee, notwithstanding such extension, variation, release or change.

11. Effect of Changes in Laws Regarding Taxation. If any law is enacted after the date hereof requiring (a) the deduction of any lien on the Premises from the value thereof for the purpose of taxation or (b) the imposition upon Mortgagee of the payment of the whole or any part of the Taxes, charges or liens herein required to be paid by Mortgagor, or (c) a change in the method of taxation of mortgages, deeds of trust, or debts secured by mortgages or deeds of trust or Mortgagee’s interest in the Premises, or the manner of collection of taxes, so as to affect this Mortgage or the Indebtedness or the holders thereof, then Mortgagor, upon demand by Mortgagee, shall pay such Taxes or charges, or reimburse Mortgagee therefor; provided, however, that Mortgagor shall not be deemed to be required to pay any income or franchise taxes of Mortgagee. Notwithstanding the foregoing, if in the opinion of counsel for Mortgagee it is or may be unlawful to require Mortgagor to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by law, then Mortgagee may declare the portion of the Indebtedness allocated by Mortgagee to the Premises to be due and payable within one hundred eighty (180) days; provided Mortgagor shall not be liable for Make Whole Costs in connection with such payment.

12. Mortgagee’s Performance of Defaulted Acts and Expenses Incurred by Mortgagee. If an Event of Default has occurred, Mortgagee may, but need not, make any payment or perform any act herein required of Mortgagor in any form and manner deemed expedient by Mortgagee, and may, but need not, make full or partial payments of principal or interest on prior encumbrances, if any, and purchase, discharge, compromise or settle any tax lien or other prior lien or title or claim thereof, or redeem from any tax sale or forfeiture affecting the Premises or consent to any tax or assessment or cure any default of Mortgagor in any lease of the Premises. All monies paid for any of the purposes herein authorized and all expenses paid or incurred in connection therewith, including reasonable attorneys’ fees, and any other monies advanced by Mortgagee in regard to any tax referred to in Paragraph 8 above or to protect the Premises or the lien hereof, shall be so much additional Indebtedness, and shall become immediately due and payable by Mortgagor to Mortgagee, upon demand, and with interest thereon accruing from the date of such demand until paid at the Default Rate (as defined in the Loan Agreement). In addition to the foregoing, any costs, expenses and fees, including reasonable attorneys’ fees, incurred by Mortgagee in connection with (a) sustaining the lien of this Mortgage or its priority, (b) protecting or enforcing any of Mortgagee’s rights hereunder, (c) recovering any Indebtedness, (d) any litigation or proceedings affecting the Notes, this Mortgage, any of the other Loan Documents or the Premises, including without limitation, bankruptcy and probate proceedings, or (e) preparing for the commencement, defense or participation in any threatened litigation or proceedings affecting the Notes, this Mortgage, any of the other Loan Documents or the Premises, shall be so much additional Indebtedness, and shall become immediately due and payable by Mortgagor to Mortgagee, upon demand, and with interest thereon accruing from the date of such demand until paid at the Default Rate. The interest accruing under this Paragraph 12 shall be immediately due and payable by Mortgagor to Mortgagee, and shall be additional Indebtedness evidenced by the Notes and secured by this Mortgage. Mortgagee’s failure to act shall never be considered as a waiver of any right accruing to Mortgagee on account of any Event of Default. Should any amount paid out or advanced by Mortgagee hereunder, or pursuant to any agreement executed by Mortgagor in connection with the Loan, be used directly or indirectly to pay off, discharge or satisfy, in whole or in part, any lien or encumbrance upon the Premises or any part thereof, then Mortgagee shall be subrogated to any and all rights, equal or superior titles, liens and equities, owned or claimed by any owner or holder of said outstanding liens, charges and indebtedness, regardless of whether said liens, charges and indebtedness are acquired by assignment or have been released of record by the holder thereof upon payment.

13. Security Agreement. Mortgagor and Mortgagee agree that this Mortgage shall constitute a Security Agreement within the meaning of the Code with respect to (a) all sums at any time on deposit for the benefit of Mortgagor or held by the Mortgagee (whether deposited by or on behalf of Mortgagor or anyone else) pursuant to any of the provisions of this Mortgage or the other Loan Documents, and (b) with respect to any personal property included in the granting clauses of this Mortgage or described on Exhibit F attached hereto, which personal property may not be deemed to be affixed to the Premises or may not constitute a “fixture” (within the meaning of Section 9-102(41) of the Code (which property is hereinafter referred to as “Personal Property”), and all replacements of, substitutions for, additions to, and the proceeds thereof, and the “supporting obligations” (as defined in the Code) (all of said Personal Property and the replacements, substitutions and additions thereto and the proceeds thereof being sometimes hereinafter collectively referred to as “Collateral”), and that a security interest in and to the Collateral is hereby granted to the Mortgagee, and the Collateral and all of Mortgagor’s right, title and interest therein are hereby assigned to Mortgagee, all to secure payment of the Indebtedness. All of the provisions contained in this Mortgage pertain and apply to the Collateral as fully and to the same extent as to any other property comprising the Premises; and the following provisions of this Paragraph shall not limit the applicability of any other provision of this Mortgage but shall be in addition thereto:

(a) Mortgagor (being the Debtor as that term is used in the Code) is and will be the true and lawful owner of the Collateral, subject to no liens, charges or encumbrances other than the lien hereof, other liens and encumbrances benefiting Mortgagee and no other party, and liens and encumbrances, if any, expressly permitted by the other Loan Documents.

(b) The Collateral is to be used by Mortgagor solely for business purposes.

(c) The Collateral will be kept at the Real Estate and, except for Obsolete Collateral (as hereinafter defined), will not be removed therefrom without the consent of Mortgagee (being the Secured Party as that term is used in the Code). The Collateral may be affixed to the Real Estate but will not be affixed to any other real estate.

(d) No Financing Statement (other than Financing Statements showing Mortgagee as the sole secured party, or with respect to liens or encumbrances, if any, expressly permitted hereby) covering any of the Collateral or any proceeds thereof is on file in any public office except pursuant hereto; and Mortgagor, at its own cost and expense, upon demand, will furnish to Mortgagee such further information and will execute and deliver to Mortgagee such financing statements and other documents in form satisfactory to Mortgagee and will do all such acts as Mortgagee may request at any time or from time to time or as may be necessary or appropriate to establish and maintain a perfected security interest in the Collateral as security for the Indebtedness, subject to no other liens or encumbrances, other than liens or encumbrances benefiting Mortgagee and no other party and liens and encumbrances (if any) expressly permitted hereby; and Mortgagor will pay the cost of filing or recording such financing statements or other documents, and this instrument, in all public offices wherever filing or recording is deemed by Mortgagee to be desirable. Mortgagor hereby irrevocably authorizes Mortgagee at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto, without the signature of the Mortgagor that (i) indicate the Collateral as all assets of Mortgagor (or words of similar effect), regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed (including, without limitation, the Code), or as being of an equal or lesser scope or within greater detail, and (ii) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including whether Mortgagor is an organization, the type of organization and any organizational identification number issued to Mortgagor, and in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Mortgagor agrees to furnish any such information to Mortgagee promptly upon request. Mortgagor further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by or on behalf of Mortgagee in any jurisdiction prior to the date of this Mortgage. In addition, Mortgagor shall make appropriate entries on its books and records disclosing the Mortgagee’s security interests in the Collateral.

(e) Upon an Event of Default hereunder, Mortgagee shall have the remedies of a secured party under the Code, including, without limitation, the right to take immediate and exclusive possession of the Collateral, or any part thereof, and for that purpose, so far as Mortgagor can give authority therefor, with or without judicial process, may enter (if this can be done without breach of the peace) upon any place which the Collateral or any part thereof may be situated and remove the same therefrom (provided that if the Collateral is affixed to real estate, such removal shall be subject to the conditions stated in the Code); and Mortgagee shall be entitled to hold, maintain, preserve and prepare the Collateral for sale, until disposed of, or may propose to retain the Collateral subject to Mortgagor’s right of redemption in satisfaction of Mortgagor’s obligations, as provided in the Code. Mortgagee may render the Collateral unusable without removal and may dispose of the Collateral on the Premises. Mortgagee may require Mortgagor to assemble the Collateral and make it available to Mortgagee for its possession at a place to be designated by Mortgagee which is reasonably convenient to both parties. Mortgagee will give Mortgagor at least ten (10) days’ notice of the time and place of any public sale of the Collateral or of the time after which any private sale or any other intended disposition thereof is made. The requirements of reasonable notice shall be met if such notice is mailed, by certified United States mail or equivalent, postage prepaid, to the address of Mortgagor hereinafter set forth at least ten (10) days before the time of the sale or disposition. Mortgagee may buy at any public sale. Mortgagee may buy at private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations. Any such sale may be held in conjunction with any foreclosure sale of the Premises. If Mortgagee so elects, the Premises and the Collateral may be sold as one lot. The net proceeds realized upon any such disposition, after deduction for the expenses of retaking, holding, preparing for sale, selling and the reasonable attorneys’ fees and legal expenses incurred by Mortgagee, shall be applied against the Indebtedness in such order or manner as Mortgagee shall select. Mortgagee will account to Mortgagor for any surplus realized on such disposition.

(f) The terms and provisions contained in this Paragraph 13, unless the context otherwise requires, shall have the meanings and be construed as provided in the Code.

(g) This Mortgage is intended to be effective as a financing statement filed as a fixture filing within the purview of Section 9-502(c) of the Code with respect to the Collateral and the goods described herein, which goods are or may become fixtures relating to the Premises. The addresses of Mortgagor (Debtor) and Mortgagee (Secured Party) are hereinbelow set forth. This Mortgage is to be filed for recording with the Recorder of Deeds of the county or counties where the Premises are located.

(h) To the extent permitted by applicable law, the security interest created hereby is specifically intended to cover all Leases between Mortgagor or its agents as lessor, and various tenants named therein, as lessee, including all extended terms and all extensions and renewals of the terms thereof, as well as any amendments to or replacement of said Leases, together with all of the right, title and interest of Mortgagor, as lessor thereunder.

(i) Mortgagor represents and warrants that:

(i) Mortgagor is the record owner of the Premises;

(ii) Mortgagor’s chief executive office is located in the State of California;

(iii) Mortgagor’s state of formation is the State of Delaware;

(iv) Mortgagor’s exact legal name is as set forth in the first paragraph of this Mortgage; and

(v) Mortgagor’s organizational identification number is 4422888.

(j) Mortgagor agrees that:

(i) Where Collateral is in possession of a third party, Mortgagor will join with the Mortgagee in notifying the third party of the Mortgagee’s interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Mortgagee;

(ii) Mortgagor will cooperate with the Mortgagee in obtaining control with respect to Collateral consisting of: deposit accounts, investment property, letter of credit rights and electronic chattel paper; and

(iii) Until the Indebtedness is paid in full, Mortgagor will not change the state where it is located or change its corporate name without giving the Mortgagee at least 30 days’ prior written notice in each instance.

14. Restrictions on Transfer.

(a) Mortgagor, without the prior written consent of Mortgagee, shall not effect, suffer or permit any Prohibited Transfer (as defined herein). Any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute a “Prohibited Transfer”:

(i) The Premises or any part thereof or interest therein, excepting only sales or other dispositions of Collateral (herein called “Obsolete Collateral”) no longer useful in connection with the operation of the Premises, provided that prior to the sale or other disposition thereof, such Obsolete Collateral has been replaced by Collateral of at least equal value and utility which is subject to the lien hereof with the same priority as with respect to the Obsolete Collateral;

(ii) Any shares of capital stock of a corporate Mortgagor, a corporation which is a general partner or managing member/manager in a partnership or limited liability company Mortgagor (except for shares of stock in NNN Healthcare/Office REIT, Inc.), or a corporation which is the owner of substantially all of the capital stock of any corporation described in this subparagraph (other than the shares of capital stock of a corporate trustee or a corporation whose stock is publicly traded on a national securities exchange or on the National Association of Securities Dealers’ Automated Quotation System);

(iii) All or any part of the membership interests of Mortgagor, or of the managing member or manager interest, as the case may be, in a limited liability company Mortgagor or partnership interests in a limited partnership which is a general partner of a partnership Mortgagor; provided, however, the foregoing transfers shall be permitted so long as at all times Borrower owns one hundred percent (100%), directly or indirectly, of the membership interests of Mortgagor; provided, however, the foregoing transfers shall be permitted so long as at all times Borrower owns one hundred percent (100%), directly or indirectly, of the membership interests of Mortgagor;

(iv) All or any part of the general partner or joint venture interest, as the case may be, of a partnership Mortgagor or a partnership which is a manager of a limited liability company Mortgagor or the conversion of a partnership Mortgagor to a corporation or limited liability company; or

(v) If there shall be any change in control (by way of transfers of stock, partnership or member interests or otherwise) in any partner, member, manager or shareholder, as applicable, which directly or indirectly controls the day to day operations and management of the Mortgagor or the Guarantor (as defined in the Loan Agreement) and/or owns a controlling interest in the Mortgagor or the Guarantor;

in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly (including the nominee agreement), voluntarily or involuntarily, by operation of law or otherwise; provided, however, the foregoing provisions of this Paragraph 14 shall not apply (i) to liens securing the Indebtedness, (ii) to the lien of current taxes and assessments not in default, (iii) to any transfers of the Premises, or part thereof, or interest therein, or any beneficial interests, or shares of stock or partnership or joint venture interests, as the case may be, by or on behalf of an owner thereof who is deceased or declared judicially incompetent, to such owner’s heirs, legatees, devisees, executors, administrators, estate or personal representatives, (iv) to leases permitted by the terms of the Loan Documents, (v) transfers for estate planning purposes of membership interests in the entities comprising Mortgagor (provided, however, that following such transfers, Triple Net Properties or an affiliate of Triple Net shall retain management and operating control of Mortgagor) or (vi) transfers of membership interests in the entities comprising Mortgagor from individual members to revocable trusts of which the transferor is the trustee (provided, however, that following such transfers, Triple Net shall retain management and operating control of Mortgagor).

(b) In determining whether or not to make the Loan, Mortgagee evaluated the background and experience of Mortgagor and its members in owning and operating property such as the Premises, found it acceptable and relied and continues to rely upon same as the means of maintaining the value of the Premises which is Mortgagee’s security for the Notes. Mortgagor and its members are well experienced in borrowing money and owning and operating property such as the Premises, were ably represented by a licensed attorney at law in the negotiation and documentation of the Loan and bargained at arm’s length and without duress of any kind for all of the terms and conditions of the Loan, including this provision. Mortgagor recognizes that Mortgagee is entitled to keep its loan portfolio at current interest rates by either making new loans at such rates or collecting assumption fees and/or increasing the interest rate on a loan, the security for which is purchased by a party other than the original Mortgagor. Mortgagor further recognizes that any secondary junior financing placed upon the Premises (a) may divert funds which would otherwise be used to pay the Notes; (b) could result in acceleration and foreclosure by any such junior encumbrancer which would force Mortgagee to take measures and incur expenses to protect its security; (c) would detract from the value of the Premises should Mortgagee come into possession thereof with the intention of selling same; and (d) would impair Mortgagee’s right to accept a deed in lieu of foreclosure, as a foreclosure by Mortgagee would be necessary to clear the title to the Premises. In accordance with the foregoing and for the purposes of (i) protecting Mortgagee’s security, both of repayment and of value of the Premises; (ii) giving Mortgagee the full benefit of its bargain and contract with Mortgagor; (iii) allowing Mortgagee to raise the interest rate and collect assumption fees; and (iv) keeping the Premises free of subordinate financing liens, Mortgagor agrees that if this Paragraph 14 is deemed a restraint on alienation, that it is a reasonable one.

15. Single Asset Entity.

The Mortgagor shall not hold or acquire, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the Premises, except as expressly permitted by Mortgagee, or become a shareholder of or a member or partner in any entity which acquires any property other than the Premises, until such time as the Indebtedness has been fully repaid. Mortgagor covenants:

(a) To maintain its assets, accounts, books, records, financial statements, stationery, invoices, and checks separate from and not commingled with any of those of any other person or entity;

(b) To conduct its own business in its own name, pay its own liabilities out of its own funds, allocate fairly and reasonably any overhead for shared employees and office space, and to maintain an arm’s length relationship with its affiliates;

(c) To hold itself out as a separate entity, correct any known misunderstanding regarding its separate identity, maintain adequate capital in light of its contemplated business operations, and observe all organizational formalities;

(d) Except if in favor of Mortgagee, not to guarantee or become obligated for the debts of any other entity or person or hold out its credits as being available to satisfy the obligations of others, including not acquiring obligations or securities of its partners, members or shareholders;

(e) Except if in favor of Mortgagee, not to pledge its assets for the benefit of any other entity or Person or make any loans or advances to any person or entity;

(f) Not to enter into any contract or agreement with any party which is directly or indirectly controlling, controlled by or under common control with the Mortgagor (an “Affiliate”), except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any Affiliate or are approved in writing by Mortgagee;

(g) Neither the Mortgagor nor any constituent party of the Mortgagor will seek the dissolution or winding up, in whole or in part, of the Mortgagor, nor will the Mortgagor merge with or be consolidated into any other entity;

(h) The Mortgagor has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any constituent party of the Mortgagor, any Affiliate, the Guarantor or any other person; and

(i) The Mortgagor now has and will hereafter have no debts or obligations other than normal accounts payable in the ordinary course of business, the Loan, this Mortgage and the other Loan Documents; and any other indebtedness or other obligation of the Mortgagor, other than normal accounts payable in the ordinary course of business, the Loan, this Mortgage and the other Loan Documents, has been paid in full prior to or through application of proceeds from the funding of the Loan.

16. Events of Default; Acceleration. Each of the following shall constitute an “Event of Default” for purposes of this Mortgage:

(a) The Borrower fails to pay (i) any installment of principal when due, (ii) any interest within five (5) days after the date when due, or (iii) any other amount payable to Mortgagee under the Notes, this Mortgage or any of the other Loan Documents within five (5) days after written notice such payment is due in accordance with the terms hereof or thereof;

(b) The Mortgagor fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by the Borrower under the Notes or the Mortgagor under this Mortgage or any of the other Loan Documents; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Premises, and the priority, validity and enforceability of the liens created by the Mortgage or any of the other Loan Documents and the value of the Premises are not impaired, threatened or jeopardized, then the Mortgagor shall have a period (the “Cure Period”) of thirty (30) days after the Mortgagor obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period, provided further that if the Mortgagor commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate;

(c) the existence of any inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Mortgage or any of the other Loan Documents or of any statement or certification as to facts delivered to the Mortgagee by the Mortgagor or the Guarantor that would or could reasonably be expected to result in a Material Adverse Effect;

(d) The Mortgagor or the Guarantor files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of the Mortgagor or of all or any substantial part of the property of the Mortgagor, the Guarantor, the Premises or all or a substantial part of the assets of the Mortgagor or the Guarantor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or located within sixty (60) days;

(e) the commencement of any involuntary petition in bankruptcy against the Mortgagor or the Guarantor, or the institution against the Mortgagor or the Guarantor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of the Mortgagor or the Guarantor which shall remain undismissed or undischarged for a period of sixty (60) days;

(f) the dissolution, termination or merger of the Mortgagor or the Guarantor;

(g) the occurrence of a Prohibited Transfer;

(h) the occurrence of an Event of Default under the Loan Agreement or any of the other Loan Documents;

(i) the occurrence of any default or event of default, after the expiration of any applicable periods of notice or cure, under any document or agreement evidencing or securing any other obligation or indebtedness of the Mortgagor and/or the Guarantor to the Mortgagee; or

(j) the occurrence of any default by Mortgagor under the Ground Lease.

If an Event of Default occurs, the Mortgagee may, at its option, declare the whole of the Indebtedness to be immediately due and payable without further notice to the Mortgagor, with interest thereon accruing from the date of such Event of Default until paid at the Default Rate.

17. Foreclosure; Expense of Litigation.

(a) After an Event of Default or when all or any part of the Indebtedness shall become due, whether by acceleration or otherwise, Mortgagee shall have the right to foreclose the lien hereof for such Indebtedness or part thereof and/or exercise any right, power or remedy provided in this Mortgage. In the event of a foreclosure sale, Mortgagee is hereby authorized, without the consent of Mortgagor, to assign any and all insurance policies to the purchaser at such sale or to take such other steps as Mortgagee may deem advisable to cause the interest of such purchaser to be protected by any of such insurance policies.

(b) In any suit to foreclose the lien hereof, there shall be allowed and included as additional Indebtedness in the decree for sale and all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee in connection with the enforcement of this Mortgage or any of the other Loan Documents, including without limitation, reasonable attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to the title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Premises. All expenditures and expenses of the nature mentioned in this paragraph and such other expenses and fees as may be incurred in the enforcement of Mortgagor’s obligations hereunder, the protection of said Premises and the maintenance of the lien of this Mortgage, including the reasonable fees of any attorney employed by Mortgagee in any litigation or proceeding affecting this Mortgage, the Notes, or the Premises, including probate and bankruptcy proceedings, or in preparations for the commencement or defense of any proceeding or threatened suit or proceeding shall be immediately due and payable by Mortgagor, with interest thereon until paid at the Default Rate and shall be secured by this Mortgage.

18. Application of Proceeds. The proceeds of any foreclosure sale of the Premises shall be distributed and applied in accordance with the laws of the State of Ohio and, unless otherwise specified therein, in such order as Mortgagee may determine in its sole and absolute discretion.

19. Appointment of Receiver. Upon or at any time after the filing of a complaint to foreclose this Mortgage, the court in which such complaint is filed shall, upon petition by Mortgagee, appoint a receiver for the Premises. Such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver and without regard to the value of the Premises or whether the same shall be then occupied as a homestead or not and Mortgagee or any other holder of a Note may be appointed as such receiver. Such receiver shall have power to collect the rents, issues and profits of the Premises (i) during the pendency of such foreclosure suit, (ii) in case of a sale and a deficiency, during the full statutory period of redemption, whether there be redemption or not, and (iii) during any further times when Mortgagor, but for the intervention of such receiver, would be entitled to collect such rents, issues and profits. Such receiver also shall have all other powers and rights that may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during said period, including, to the extent permitted by law, the right to lease all or any portion of the Premises for a term that extends beyond the time of such receiver’s possession without obtaining prior court approval of such lease. The court from time to time may authorize the application of the net income received by the receiver in payment of (a) the Indebtedness, or by any decree foreclosing this Mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to foreclosure sale, and (b) any deficiency upon a sale and deficiency.

20. Mortgagee’s Right of Possession in Case of Default. At any time after an Event of Default has occurred, Mortgagor shall, upon demand of Mortgagee, surrender to Mortgagee possession of the Premises and, to the extent permitted by Ohio law, Mortgagee itself, or by such offices or agents as it may appoint, may enter and take possession of all of the Premises and may exclude Mortgagor and its agents and employees wholly therefrom. Mortgagee, in its discretion, may, with process of law, enter upon and take and maintain possession of all or any part of the Premises, together with all documents, books, records, papers and accounts relating thereto, and may exclude Mortgagor and its employees, agents or servants therefrom, and Mortgagee may then hold, operate, manage and control the Premises, either personally or by its agents. Mortgagee shall have full power to use such measures, legal or equitable, as in its discretion may be deemed proper or necessary to enforce the payment or security of the avails, rents, issues, and profits of the Premises, including actions for the recovery of rent, actions in forcible detainer and actions in distress for rent. Mortgagor hereby constitutes and irrevocably appoints Mortgagee its true and lawful attorney-in-fact, which appointment is coupled with an interest, with full power of substitution, and empowers said attorney or attorneys in the name of Mortgagor, but at the option of said attorney-in-fact, to, upon an Event of Default which has not been waived, do any and all acts and execute any and all agreements that Mortgagee may deem necessary or proper to implement and perform any and all of the foregoing or the following. Without limiting the generality of the foregoing, Mortgagee shall have full power to:

(a) cancel or terminate any lease or sublease for any cause or on any ground which would entitle Mortgagor to cancel the same;

(b) elect to disaffirm any lease or sublease which is then subordinate to the lien hereof;

(c) extend or modify any then existing leases and to enter into new leases, which extensions, modifications and leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the Maturity Date (or any extensions thereof) and beyond the date of the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon Mortgagor and all persons whose interests in the Premises are subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the Indebtedness, satisfaction of any foreclosure judgment, or issuance of any certificate of sale or deed to any purchaser;

(d) make any repairs, renewals, replacements, alterations, additions, betterments and improvements to the Premises as Mortgagee deems are necessary;

(e) insure and reinsure the Premises and all risks incidental to Mortgagee’s possession, operation and management thereof; and

(f) receive all of such avails, rents, issues and profits.

21. Application of Income Received by Mortgagee. Mortgagee, in the exercise of the rights and powers hereinabove conferred upon it, shall have full power to use and apply the avails, rents, issues and profits of the Premises to the payment of or on account of the following, in such order as Mortgagee may determine:

(a) to the payment of the operating expenses of the Premises, including cost of management and leasing thereof (which shall include compensation to Mortgagee and its agent or agents, if management be delegated to an agent or agents, and shall also include lease commissions and other compensation and expenses of seeking and procuring tenants and entering into leases), established claims for damages, if any, and premiums on insurance hereinabove authorized;

(b) to the payment of taxes and special assessments now due or which may hereafter become due on the Premises; and

(c) to the payment of any Indebtedness, including any deficiency which may result from any foreclosure sale.

22. Compliance with Ohio Foreclosure Law.

(a) If any provision in this Mortgage shall be inconsistent with any provision of applicable State of Ohio law, the provisions of applicable Ohio law shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with applicable law.

(b) If any provision of this Mortgage shall grant to Mortgagee (including Mortgagee acting as a mortgagee-in-possession) or a receiver appointed pursuant to the provisions of Paragraph 19 of this Mortgage any powers, rights or remedies prior to, upon or following the occurrence of an Event of Default which are more limited than the powers, rights or remedies that would otherwise be vested in Mortgagee or in such receiver under applicable law in the absence of said provision, Mortgagee and such receiver shall be vested with the powers, rights and remedies granted under applicable law.

(c) Without limiting the generality of the foregoing, all expenses incurred by Mortgagee which are of the type coverable by applicable law, whether incurred before or after any decree or judgment of foreclosure, and whether or not enumerated in Paragraph 12, 17 or 30 of this Mortgage, shall be added to the Indebtedness and/or by the judgment of foreclosure.

23. Rights Cumulative. Each right, power and remedy herein conferred upon Mortgagee is cumulative and in addition to every other right, power or remedy, express or implied, given now or hereafter existing under any of the Loan Documents or at law or in equity, and each and every right, power and remedy herein set forth or otherwise so existing may be exercised from time to time as often and in such order as may be deemed expedient by Mortgagee, and the exercise or the beginning of the exercise of one right, power or remedy shall not be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy, and no delay or omission of Mortgagee in the exercise of any right, power or remedy accruing hereunder or arising otherwise shall impair any such right, power or remedy, or be construed to be a waiver of any Event of Default or acquiescence therein.

24. Mortgagee’s Right of Inspection. Mortgagee and its representatives shall have the right to inspect the Premises and the books and records with respect thereto at all reasonable times upon not less than twenty-four (24) hours prior notice to Mortgagor, and access thereto, subject to the rights of tenants in possession, shall be permitted for that purpose.

25. Acceptance Of Late And Partial Payments. The acceptance by Mortgagee of the payment of any sum or the performance of any other obligation secured by this Mortgage after its due date shall not constitute a waiver of the right to require prompt payment or performance when due of all other and future sums and obligations so secured, or to declare an Event of Default for any failure to so pay or perform, or to proceed with foreclosure or sale for any other Event of Default then existing. The acceptance by Mortgagee of the payment of a portion of any sum, or the partial performance of any other obligation, secured by this Mortgage at such time that the same is due and/or payable in its entirety shall neither cure nor excuse the Event of Default caused by failure to pay the whole of such installment or otherwise fully perform such obligation, or affect any notice of default recorded prior to such acceptance, unless such notice of default is expressly revoked in writing by Mortgagee. Such acceptance shall not constitute a waiver of Mortgagee’s rights to require full payment or performance when due of all other and future sums or other obligations so secured.

26. Release Upon Payment and Discharge of Mortgagor’s Obligations. Mortgagee shall release this Mortgage and the lien hereof by proper instrument upon payment and discharge of all Indebtedness, including payment of all reasonable expenses incurred by Mortgagee in connection with the execution of such release.

27. Notices. Any notices, communications and waivers under this Mortgage shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by overnight express carrier, addressed in each case as follows:

To the Mortgagee	LaSalle Bank National Association
135 South LaSalle Street
Suite 1200
Chicago, Illinois 60603
Attention: Commercial Real Estate Division
With a copy to:	Schwartz Cooper Chartered
180 North LaSalle Street
Suite 2700
Chicago, Illinois 60601
Attention: Michael S. Kurtzon, Esq.
To the Mortgagor:	NNN Healthcare/Office REIT LIMA, LLC
c/o Triple Net Properties, LLC
1551 North Tustin Avenue
Suite 200
Santa Ana, California 92705
Attn: Andrea Biller, Esq.
With copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attn: Kevin Kinigstein, Esq.

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.

28. Waiver of Rights. The Mortgagor hereby covenants and agrees that it will not at any time insist upon or plead, or in any manner claim or take any advantage of, any stay, exemption or extension law or any so-called “Moratorium Law” now or at any time hereafter in force providing for the valuation or appraisement of the Premises, or any part thereof, prior to any sale or sales thereof to be made pursuant to any provisions herein contained, or to decree, judgment or order of any court of competent jurisdiction; or, after such sale or sales, claim or exercise any rights under any statute now or hereafter in force to redeem the property so sold, or any part thereof, or relating to the marshalling thereof, upon foreclosure sale or other enforcement hereof; and without limiting the foregoing:

(a) The Mortgagor hereby expressly waives any and all rights of reinstatement and redemption, if any, under any order or decree of foreclosure of this Mortgage, on its own behalf and on behalf of each and every person, it being the intent hereof that any and all such rights of reinstatement and redemption of the Mortgagor and of all other persons are and shall be deemed to be hereby waived to the full extent permitted by the provisions of the Act or other applicable law or replacement statutes;

(b) The Mortgagor will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any right, power remedy herein or otherwise granted or delegated to the Mortgagee but will suffer and permit the execution of every such right, power and remedy as though no such law or laws had been made or enacted;

(c) If the Mortgagor is a trustee, Mortgagor represents that the provisions of this paragraph (including the waiver of reinstatement and redemption rights) were made at the express direction of Mortgagor’s beneficiaries and the persons having the power of direction over Mortgagor, and are made on behalf of the trust estate of Mortgagor and all beneficiaries of Mortgagor, as well as all other persons mentioned above;

(d) all benefit that might accrue to Mortgagor by virtue of any present or future law exempting the Premises, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment;

(e) unless specifically required herein, all notices of default, or Mortgagee’s actual exercise of any option or remedy under the Loan Documents, or otherwise, and

(f) any right to have the Premises marshalled.

29. Contests. Notwithstanding anything to the contrary herein contained, Mortgagor shall have the right to contest by appropriate legal proceedings diligently prosecuted any Taxes imposed or assessed upon the Premises or which may be or become a lien thereon and any mechanics’, materialmen’s or other liens or claims for lien upon the Premises (all herein called “Contested Liens”), and no Contested Liens shall constitute an Event of Default hereunder, if, but only if:

(a) Mortgagor shall forthwith give notice of any Contested Lien to Mortgagee at the time the same shall be asserted;

(b) Mortgagor shall either pay under protest or deposit with Mortgagee the full amount (herein called “Lien Amount”) of such Contested Lien, together with such amount as Mortgagee may reasonably estimate as interest or penalties which might arise during the period of contest; provided that in lieu of such payment Mortgagor may furnish to Mortgagee a bond or title indemnity in such amount and form, and issued by a bond or title insuring company, as may be satisfactory to Mortgagee;

(c) Mortgagor shall diligently prosecute the contest of any Contested Lien by appropriate legal proceedings having the effect of staying the foreclosure or forfeiture of the Premises, and shall permit Mortgagee to be represented in any such contest and shall pay all expenses incurred, in so doing, including fees and expenses of Mortgagee’s counsel (all of which shall constitute so much additional Indebtedness bearing interest at the Default Rate until paid, and payable upon demand); and

(d) Mortgagor shall pay such Contested Lien and all Lien Amounts together with interest and penalties thereon (i) if and to the extent that any such Contested Lien shall be determined adverse to Mortgagor, or (ii) forthwith upon demand by Mortgagee if, in the opinion of Mortgagee, and notwithstanding any such contest, the Premises shall be in jeopardy or in danger of being forfeited or foreclosed; provided that if Mortgagor shall fail so to do, Mortgagee may, but shall not be required to, pay all such Contested Liens and Lien Amounts and interest and penalties thereon and such other sums as may be necessary in the judgment of the Mortgagee to obtain the release and discharge of such liens; and any amount expended by Mortgagee in so doing shall be so much additional Indebtedness bearing interest at the Default Rate until paid, and payable upon demand; and provided further that Mortgagee may in such case use and apply monies deposited as provided in subsection (b) above and may demand payment upon any bond or title indemnity furnished as aforesaid.

30. Expenses Relating to Notes and Mortgage.

(a) Mortgagor will pay all expenses, charges, costs and fees relating to the Loan or necessitated by the terms of the Notes, this Mortgage or any of the other Loan Documents, including without limitation, Mortgagee’s reasonable attorneys’ fees in connection with the negotiation, documentation, administration, servicing and enforcement of the Notes, this Mortgage and the other Loan Documents, all filing, registration and recording fees, all other expenses incident to the execution and acknowledgment of this Mortgage and all federal, state, county and municipal taxes, and other taxes (provided Mortgagor shall not be required to pay any income or franchise taxes of Mortgagee), duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Notes and this Mortgage. Mortgagor recognizes that, during the term of this Mortgage, Mortgagee:

(i) May be involved in court or administrative proceedings, including, without restricting the foregoing, foreclosure, probate, bankruptcy, creditors’ arrangements, insolvency, pollution control proceedings of any kind, to which Mortgagee shall be a party by reason of the Loan Documents or in which the Loan Documents or the Premises are involved directly or indirectly;

(ii) May make preparations following the occurrence of an Event of Default hereunder for the commencement of any suit for the foreclosure hereof, which may or may not be actually commenced;

(iii) May make preparations following the occurrence of an Event of Default hereunder for, and do work in connection with, Mortgagee’s taking possession of and managing the Premises, which event may or may not actually occur;

(iv) May make preparations for and commence other private or public actions to remedy an Event of Default hereunder, which other actions may or may not be actually commenced;

(v) May enter into negotiations with Mortgagor or any of its agents, employees or attorneys in connection with the existence or curing of any Event of Default hereunder, the sale of the Premises, the assumption of liability for any of the Indebtedness or the transfer of the Premises in lieu of foreclosure; or

(vi) May enter into negotiations with Mortgagor or any of its agents, employees or attorneys pertaining to Mortgagee’s approval of actions taken or proposed to be taken by Mortgagor which approval is required by the terms of this Mortgage.

(b) All expenses, charges, costs and fees described in this Paragraph 30 shall be so much additional Indebtedness, shall bear interest from the date so incurred until paid at the Default Rate and shall be paid, together with said interest, by Mortgagor forthwith upon demand.

31. [Intentionally Omitted].

32. Statement of Indebtedness. Mortgagor will within thirty days after being so requested by Mortgagee, no more than two times per year, shall furnish a duly acknowledged written statement setting forth the amount of the debt secured by this Mortgage, the date to which interest has been paid and stating either that no offsets or defenses exist against such debt or, if such offsets or defenses are alleged to exist, the nature thereof.

33. Further Instruments. Upon request of Mortgagee, Mortgagor shall execute, acknowledge and deliver all such additional instruments and further assurances of title and shall do or cause to be done all such further acts and things as may reasonably be necessary fully to effectuate the intent of this Mortgage and of the other Loan Documents.

34. Additional Indebtedness Secured. All persons and entities with any interest in the Premises or about to acquire any such interest should be aware that this Mortgage secures more than the stated principal amount of the Notes and interest thereon; this Mortgage secures any and all other amounts which may become due under the Notes or any other document or instrument evidencing, securing or otherwise affecting the Indebtedness, including, without limitation, any and all amounts expended by Mortgagee to operate, manage or maintain the Premises or to otherwise protect the Premises or the lien of this Mortgage.

35. Indemnity. Mortgagor hereby covenants and agrees that no liability shall be asserted or enforced against Mortgagee in the exercise of the rights and powers granted to Mortgagee in this Mortgage, and Mortgagor hereby expressly waives and releases any such liability. Mortgagor shall indemnify and save Mortgagee harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Claims”) of whatever kind or nature which may be imposed on, incurred by or asserted against Mortgagee at any time by any third party which relate to or arise from: (a) any suit or proceeding (including probate and bankruptcy proceedings), or the threat thereof, in or to which Mortgagee may or does become a party, either as plaintiff or as a defendant, by reason of this Mortgage or for the purpose of protecting the lien of this Mortgage; (b) the offer for sale or sale of all or any portion of the Premises; and (c) the ownership, leasing, use, operation or maintenance of the Premises, if such Claims relate to or arise from actions taken prior to the surrender of possession of the Premises to Mortgagee in accordance with the terms of this Mortgage; provided, however, that Mortgagor shall not be obligated to indemnify or hold Mortgagee harmless from and against any Claims arising from the gross negligence or willful misconduct of Mortgagee. All costs provided for herein and paid for by Mortgagee shall be so much additional Indebtedness and shall become immediately due and payable upon demand by Mortgagee and with interest thereon from the date incurred by Mortgagee until paid at the Default Rate.

36. Subordination of Property Manager’s Lien. Any property management agreement for the Premises entered into hereafter with a property manager shall contain a provision whereby the property manager agrees that any and all lien rights that the property manager or anyone claiming by, through or under the property manager may have in the Premises shall be subject and subordinate to the lien of this Mortgage and shall provide that Mortgagee may terminate such agreement without penalty or cost at any time after the occurrence and continuation of an Event of Default hereunder. In addition, if the property management agreement in existence as of the date hereof does not contain a subordination provision, Mortgagor shall cause the property manager under such agreement to enter into a subordination of the management agreement with Mortgagee, whereby such property manager subordinates present and future lien rights and those of any party claiming by, through or under such property manager to the lien of this Mortgage.

37. Open End Mortgage. Mortgagor and Mortgagee intend that this Mortgage shall secure the unpaid balance of advances made by the holder hereof after this Mortgage is delivered to the County Recorder for record to the fullest extent and with the highest priority contemplated by Section 5301.232 of the Ohio Revised Code. The maximum amount of all advances, in the aggregate and exclusive of interest accrued thereon and protective advances made as contemplated in this Mortgage and in Section 5301.233 of the Ohio Revised Code, which may be outstanding at any time, is One Hundred Twenty Million and No/100 Dollars ($120,000,000.00). If and to the extent applicable, Mortgagor hereby waives any right it may have under Section 5301.232(c) of the Ohio Revised Code.

38. Mortgagor’s Rights under the Declarations. Notwithstanding anything contained herein to the contrary, Mortgagor hereby agrees (i) in the event of a casualty or condemnation proceeding, Mortgagor shall, after consultation with Mortgagee, vote its rights under the Declarations so as to give to the terms hereof as if the Premises was not subject to the Declarations (i.e. elect not to vote to rebuild the Premises if Mortgagee is entitled to apply insurance proceeds toward the Indebtedness) and (ii) upon the occurrence of an Event of Default which has not been waived, vote its rights under the Declarations as directed by Mortgagee. It shall not be an Event of Default hereunder if, after Mortgagor’s voting its rights in accordance with this provision, the applicable casualty and condemnation provisions hereof are not effectuated due to Mortgagor not owning a sufficient number of votes.

39. [Intentionally Omitted].

40. Miscellaneous.

(a) Successors and Assigns. This Mortgage and all provisions hereof shall be binding upon and enforceable against Mortgagor and its assigns and other successors. This Mortgage and all provisions hereof shall inure to the benefit of Mortgagee, its successors and assigns and any holder or holders, from time to time, of the Notes.

(b) Invalidity of Provisions; Governing Law. THIS MORTGAGE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN OHIO. IN THE EVENT THAT ANY PROVISION OR CLAUSE OF THIS MORTGAGE OR THE NOTES CONFLICTS WITH APPLICABLE LAW, SUCH CONFLICT SHALL NOT AFFECT OTHER PROVISIONS OF THIS MORTGAGE OR ANY OF THE LOAN DOCUMENTS WHICH CAN BE GIVEN EFFECT WITHOUT THE CONFLICTING PROVISION, AND TO THIS END THE PROVISIONS OF THIS MORTGAGE ARE DECLARED TO BE SEVERABLE.

(c) Municipal Requirements. Mortgagor shall not by act or omission permit any building or other improvement on premises not subject to the lien of this Mortgage to rely on the Premises or any part thereof or any interest therein to fulfill any municipal or governmental requirement, and Mortgagor hereby assigns, to the extent permitted by law, to Mortgagee any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Similarly, no building or other improvement on the Premises shall rely on any premises not subject to the lien of this Mortgage or any interest therein to fulfill any governmental or municipal requirement. Any act or omission by Mortgagor which would result in a violation of any of the provisions of this subparagraph shall be void.

(d) Rights of Tenants. Mortgagee shall have the right and option to commence a civil action to foreclose this Mortgage and to obtain a decree of foreclosure and sale subject to the rights of any tenant or tenants of the Premises having an interest in the Premises prior to that of Mortgagee. The failure to join any such tenant or tenants of the Premises as party defendant or defendants in any such civil action or the failure of any decree of foreclosure and sale to foreclose their rights shall not be asserted by Mortgagor as a defense in any civil action instituted to collect the Indebtedness, or any part thereof or any deficiency remaining unpaid after foreclosure and sale of the Premises, any statute or rule of law at any time existing to the contrary notwithstanding.

(e) Option of Mortgagee to Subordinate. At the option of Mortgagee, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or any condemnation or eminent domain award) to any and all leases of all or any part of the Premises upon the execution by Mortgagee of a unilateral declaration to that effect and the recording thereof in the Office of the Recorder of Deeds in and for the county wherein the Premises are situated.

(f) Mortgagee in Possession. Nothing herein contained shall be construed as constituting Mortgagee a mortgagee in possession in the absence of the actual taking of possession of the Premises by Mortgagee pursuant to this Mortgage.

(g) Relationship of Mortgagee and Mortgagor. Mortgagee shall in no event be construed for any purpose to be a partner, joint venturer, agent or associate of Mortgagor or of any lessee, operator, concessionaire or licensee of Mortgagor in the conduct of their respective businesses, and, without limiting the foregoing, Mortgagee shall not be deemed to be such partner, joint venturer, agent or associate on account of Mortgagee becoming a Mortgagee in possession or exercising any rights pursuant to this Mortgage, any of the other Loan Documents, or otherwise. The relationship of Mortgagor and Mortgagee hereunder is solely that of debtor/creditor.

(h) Time of the Essence. Time is of the essence of the payment by Mortgagor of all amounts due and owing to Mortgagee under the Notes and the other Loan Documents and the performance and observance by Mortgagor of all terms, conditions, obligations and agreements contained in this Mortgage and the other Loan Documents.

(i) No Merger. The parties hereto intend that the Mortgage and the lien hereof shall not merge in fee simple title to the Premises, and if Mortgagee acquires any additional or other interest in or to the Premises or the ownership thereof, then, unless a contrary intent is manifested by Mortgagee as evidenced by an express statement to that effect in an appropriate document duly recorded, this Mortgage and the lien hereof shall not merge in the fee simple title and this Mortgage may be foreclosed as if owned by a stranger to the fee simple title.

(j) Consent to Jurisdiction. TO INDUCE MORTGAGEE TO ACCEPT THE NOTES, MORTGAGOR IRREVOCABLY AGREES THAT, SUBJECT TO MORTGAGEE’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS MORTGAGE WILL BE LITIGATED IN COURTS HAVING SITUS IN ALLEN COUNTY, OHIO. MORTGAGOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN ALLEN COUNTY, OHIO, TO THE EXTENT PERMITTED BY LAW, WAIVES PERSONAL SERVICE OF PROCESS UPON MORTGAGOR, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO MORTGAGOR AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

(k) Waiver of Jury Trial. MORTGAGOR AND MORTGAGEE (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS MORTGAGE OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS MORTGAGE OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS MORTGAGE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. MORTGAGOR AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST MORTGAGEE OR ANY OTHER PERSON INDEMNIFIED UNDER THIS MORTGAGE ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

(l) Covenants Running With the Land. All covenants contained in this Mortgage shall be binding on the Mortgagor and shall run with the Land.

(m) Complete Agreement. This Mortgage, the Notes and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and the Loan Documents may not be modified, altered or amended except by an agreement in writing signed by both Mortgagee, and the Mortgagor or Borrower, as applicable.

(n) Conflict. In the event of any inconsistency among the terms hereof (including incorporated terms), and the terms of any other Loan Document, Mortgagee may elect which terms shall govern and prevail.

(o) ADDITIONAL WAIVERS. MORTGAGOR EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY MORTGAGEE UNDER THIS MORTGAGE, ANY OTHER LOAN DOCUMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS MORTGAGE OR ANY OF THE FORGOING DOCUMENTS, ANY AND EVERY RIGHT IT MAY HAVE TO (a) INTERPOSE ANY COUNTERCLAIM THEREIN UNLESS UNDER THE APPLICABLE RULES OF COURT SUCH COUNTERCLAIM MUST BE ASSERTED IN SUCH PROCEEDING, OR (b) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING UNLESS REQUIRED BY THE APPLICABLE RULES OF COURT.

(p) Security for Protective Advances. In addition to the advances referred to above, Mortgagee shall have the right, but not the obligation, to make protective advances with respect to the Premises for the payment of taxes, assessments, insurance premiums, maintenance and all other costs incurred for the protection of the Premises as contemplated by Section 5301.233 of the Ohio Revised Code, and such protective advances, together with interest thereon at the Default Rate from the date of each such advance, regardless of the time when such advance is made, until it is repaid in full, shall be secured by this Mortgage to the fullest extent and with the highest priority contemplated by said Section 5301.233.

(q) Mortgagee is not an “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time, (“ERISA”), or a “plan”, as defined in Section 4975(e) of the Internal Revenue Code of 1986, as amended (the “Code”), and the assets of Mortgagee have not been deemed “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. In addition, Mortgagee is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and no transaction by or with Mortgagee is subject to or in violation of any state statutes applicable to regulation of investments of and fiduciary obligations with respect to governmental plans.

41. Mechanics’ Lien Law. Mortgagee shall be and hereby is authorized and empowered to do, as mortgagee, all things provided to be done in the mechanics’ lien laws of the State of Ohio (including Section 1311.14 of the Ohio Revised Code), and all acts amendatory or supplementary thereto.

42. Attorneys’ Fees for Enforcement. (a) Mortgagor shall pay all reasonable legal fees incurred by Mortgagee in connection with the preparation of the Notes, this Mortgage and the other Loan Documents, and (b) Mortgagor shall pay to Mortgagee on demand any and all expenses, including in-house and outside legal expenses and reasonable attorneys’ fees, incurred or paid by Mortgagee in protecting its interest in the Real Estate, Improvements or Personal Property and/or collecting any amount payable or in enforcing its rights hereunder or under the other Loan Documents or with respect to the Real Estate, Improvements or Personal Property, whether or not any legal proceeding is commenced hereunder or thereunder and whether or not any default or Event of Default shall have occurred, together with interest thereon at the Default Rate from the date of payment or incurring by Mortgagee until paid by Mortgagor. Mortgagor acknowledges that this Mortgage is a “contract of indebtedness” containing a commitment to pay attorneys’ fees that arises in connection with the enforcement of a contract of indebtedness in accordance with Ohio Revised Code § 1301.21.

43. Successors and Assigns. All of the terms of this Mortgage shall apply to and be binding upon, and inure to the benefit of, the heirs, devisees, personal representatives, successors and assigns of Mortgagor and Mortgagee, respectively, and all persons claiming under or through them.

44. Refinancing Proposal. Mortgagor agrees that at such time as the Loan is refinanced, Mortgagor shall permit Mortgagee to offer a proposal for such refinancing upon Mortgagee’s then-current underwriting standards. In the event that Mortgagor shall solicit refinancing proposals from any other bank or credit source, Mortgagor shall give Mortgagee the right to offer to Mortgagor a proposal on similar or more favorable terms then other competing proposals. Notwithstanding the foregoing, Mortgagor acknowledges that Mortgagee is under no obligation whatsoever to make any proposal to Mortgagor on any specific terms and conditions.

45. Revolving Loan. This Mortgage is given to secure a revolving credit loan and shall secure not only presently existing indebtedness under the Notes and the other Loan Documents, but also future advances under the Loan Documents, whether such advances are obligatory or to be made at the option of the Mortgagee, or otherwise to the same extent as if such future advances were made on the date of the execution of this Mortgage, although there may be no advance made at the time of execution of this Mortgage and although there may be no Indebtedness outstanding at the time any advance is made. The lien of this Mortgage shall be valid as to all Indebtedness including future advances, from the time of its filing for record in the recorder’s or registrar’s office of the county in which the real estate is located. The total amount of Indebtedness may increase or decrease from time to time, as provided in the Loan Agreement, and any disbursements which the Mortgagee may make under this Mortgage, the Notes or the Loan Agreement or any other document with respect hereto (e.g., for payment of taxes, insurance premiums or other advances to protect the Mortgagee’s liens and security interests, as permitted hereby) shall be additional Indebtedness secured hereby. This Mortgage is intended to and shall be valid and have priority over all subsequent liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the real estate, to the extent of the maximum amount secured hereby.

46. Leasehold Protection Provisions.

(a) Representations and Warranties Regarding Ground Lease. Mortgagor represents and warrants that:

(i) The Ground Lease contains the entire agreement of ground lessor (“Ground Lessor”) under the Ground Lease and Mortgagor pertaining to the Premises. Mortgagor has no estate, right, or interest in or to the Premises except (i) under and pursuant to the Ground Lease or (ii) as the fee owner of the condominium units or adjacent property which ownership interest may include certain easement rights encumbering part of the Premises. Except as set forth on Exhibit C, no modifications or amendments have occurred to the Ground Lease, and to Mortgagor’s knowledge no such modifications or amendments are contemplated.

(ii) The Ground Lease is in full force and effect. There are no rights to terminate the Ground Lease other than Ground Lessor’s right to terminate by reason of default or condemnation. Mortgagor has no right to purchase any interest in the Premises.

(iii) No breach or default or event that with the giving of notice or passage of time would constitute a breach or default of or under the Ground Lease (a “Ground Lease Default”) exists or has occurred which has not been cured within any applicable grace or cure period prior to the date hereof (A) as to Mortgagor’s obligations under the Ground Lease, nor (B) to Mortgagor’s knowledge, as to Ground Lessor’s obligations under the Ground Lease. Mortgagor has not received any written notice, communication, or information that a Ground Lease Default has occurred or exists, or that Ground Lessor or any third party alleges the same to have occurred or exist.

(iv) Mortgagor is the exclusive owner of its proportionate interest under and pursuant to the Ground Lease. Mortgagor has not assigned, transferred, or encumbered its interest in, to, or under the Ground Lease, except in favor of Agent pursuant to this Mortgage and the other Loan Documents, and also except for subleases as to which Mortgagor is the sublessor.

(b) Grant of After-Acquired Interest. As security for all obligations secured by this Mortgage, Mortgagor hereby irrevocably grants, conveys, transfers and assigns to Agent, with power of sale and right of entry and possession, all title, and interest in and to the Premises that may hereafter be acquired by Mortgagor. Without limitation of the foregoing, if Mortgagor hereafter should acquire the fee estate in the Premises or in any land or improvements comprising the same, or should acquire any interest or estate in the Premises or any component thereof that Mortgagor does not presently hold, then this Mortgage shall encumber and constitute a lien upon any and all of such interest or estate, without further act or instrument by Mortgagor or any third party. Mortgagor immediately shall notify Agent of any such acquisition. Upon request of Agent and without cost or expense to Agent, Mortgagor will execute, acknowledge and deliver all such further instruments and assurances as Agent shall reasonably require to ratify, confirm, or perfect Agent’s lien on any right, title, interest or estate in or to the Premises acquired at any time hereafter.

(c) Non-Merger. No merger shall occur by reason of any acquisition by Mortgagor of any additional right, title, interest or estate in or to the Premises or any component thereof. Without limitation of the foregoing, unless Agent shall otherwise expressly consent in writing, which consent may be withheld by Agent in its sole and absolute discretion, the leasehold estate under the Ground Lease and any other interest or estate in the Premises shall not merge but shall always remain separate and distinct, notwithstanding any common ownership of the leasehold estate and any other interest or estate.

(d) No Modification. Mortgagor shall not cause, join in, or suffer to occur any actual or purported modification, amendment, surrender, or termination of the Ground Lease, and Mortgagor shall have no right or power to modify, amend, terminate, or surrender the Ground Lease, in each case without the prior written consent of Agent, which consent with respect to any amendment or modification of the Ground Lease may not be unreasonably withheld by Agent. Any attempted or purported modification, amendment, surrender or termination of the Ground Lease without Agent’s prior written consent shall be null and void and of no force or effect.

(e) Performance of Ground Lease. Mortgagor shall fully perform as and when due, each and all of its obligations under the Ground Lease in accordance with the terms of the Ground Lease, and shall not cause or suffer to occur any breach or default in any of such obligations. Mortgagor shall keep and maintain the Ground Lease in full force and effect. Mortgagor shall exercise any option to renew or extend the Ground Lease and give written confirmation thereof to Agent within thirty (30) days after such option becomes exercisable.

Notwithstanding that certain of Mortgagor’s obligations under this Mortgage may be similar or identical to certain of Mortgagor’s obligations under the Ground Lease, all of Mortgagor’s obligations under this Mortgage are and shall be separate from and in addition to its obligations under the Ground Lease.

If Mortgagor shall have or receive notice or information that compliance with any of Mortgagor’s obligations under either this Mortgage or the Ground Lease may constitute or give rise to a breach or default under either one of them, then Mortgagor immediately shall notify Agent in writing of the same. If Agent shall have or receive any such notice or information, then Agent may (but shall not be obligated to) give written instructions to Mortgagor, in which case Mortgagor shall comply with such instructions.

(f) Notice of Default. If Mortgagor shall have or receive any notice or information that any Ground Lease Default has occurred, then Mortgagor promptly shall notify Agent in writing of the same and promptly shall deliver to Agent a true and complete copy of each such notice. Further, Mortgagor immediately shall provide such documents and information as Agent shall request concerning the Ground Lease Default.

(g) Agent’s Right to Cure. If any Ground Lease Default shall occur, or if Agent reasonably believes that a Ground Lease Default has occurred, or if Ground Lessor asserts that a Ground Lease Default has occurred (whether or not Mortgagor questions or denies such assertion), and has remained uncured beyond all notice and cure periods under the Ground Lease, then Agent may (but shall not be obligated to) take any action that Agent deems necessary or desirable, including, without limitation, (i) performance or attempted performance of any of Mortgagor’s obligations under the Ground Lease, (ii) curing or attempting to cure any actual or purported Ground Lease Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same, and (iv) entry upon the Premises for any or all of such purposes. Upon Agent’s request, Mortgagor shall submit to Agent satisfactory evidence of payment or performance of any of Mortgagor’s obligations under the Ground Lease. Agent may pay and expend such reasonable sums of money as Agent in its sole discretion deems necessary or desirable for any such purpose, and Mortgagor shall pay to Agent immediately upon demand all such sums so paid or expended by Agent, together with interest thereon from the date of expenditure at the Default Rate.

(h) Acquisition of New Interests. If the Ground Lease shall be rejected, canceled, or terminated, and if Agent or its nominee thereafter or in connection therewith shall acquire any right, title, interest or estate in or to the Premises (which may include without limitation any new Lease of the Premises) then Mortgagor shall have no right, title, interest or estate in or to such new Lease, or the leasehold estate created by such new lease, or any other interest of Agent or its nominee in the Premises.

(i) Legal Action. Mortgagor shall not commence any action or proceeding against Ground Lessor or affecting or potentially affecting the Ground Lease or Mortgagor’s or Agent’s interest therein without the prior written consent of Agent, which Agent may withhold in its sole discretion. Mortgagor shall notify Agent promptly upon Mortgagor’s actual knowledge thereof, if any action or proceeding shall be commenced between Ground Lessor and Mortgagor, or affecting or reasonably anticipated to affect the Ground Lease or Mortgagor’s or Agent’s interest therein (including, without limitation, any case commenced by or against Ground Lessor under the Federal Bankruptcy Code (the “Bankruptcy Code”)). Agent shall have the option, exercisable upon prior written notice from Agent to Mortgagor, to conduct and control any such action or proceeding with counsel of Agent’s choice. Agent may proceed in its own name, and if required under applicable law in connection with such action or proceeding, in the name of Mortgagor, in such action or proceeding, and Mortgagor shall cooperate with Agent, comply with the instructions of Agent (which may include withdrawal or exclusion of Mortgagor from such action or proceeding), and execute any and all powers, authorizations, consents or other documents reasonably required by Agent in connection therewith. Neither, Mortgagor nor Agent shall settle any such action or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(j) No Assignment. Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of Mortgagor’s interest under the Ground Lease, and Agent shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage.

(k) Bankruptcy.

(i) If Ground Lessor shall reject the Ground Lease under or pursuant to Section 365 of the Bankruptcy Code, Mortgagor shall not elect to treat the Ground Lease as terminated but shall elect to remain in possession of the Premises and the leasehold estate under the Ground Lease. The lien of this Mortgage does and shall encumber and attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Section 365 of the Bankruptcy Code, including without limitation, all of Mortgagor’s rights to remain in possession of the Premises and the leasehold estate. If Ground Lessor (in the event of a bankruptcy proceeding filed by or against any Ground Lessor) shall seek permission of the Bankruptcy Court to sell or transfer the ground-leased property free and clear of the Ground Lease under Section 363(f) of the Bankruptcy Code, Mortgagor shall (unless otherwise directed in writing by Agent) not consent to (and shall object to) such attempted sale or transfer and shall promptly assert and pursue its right to adequate protection of its leasehold estate under the Ground Lease, in a manner acceptable to Agent, under Section 363(e) of the Bankruptcy Code.

(ii) Mortgagor acknowledges and agrees that in any case commenced by or against Mortgagor (or Ground Lessor) under the Bankruptcy Code, Agent by reason of the liens and rights granted under this Mortgage and the Loan Documents shall have a substantial and material interest in the treatment and preservation of Mortgagor’s rights and obligations under the Ground Lease, and that Mortgagor shall, in any such bankruptcy case, provide to Agent immediate and continuous adequate protection of such interests, to the extent it may do so under applicable law. Mortgagor and Agent agree that such adequate protection shall include but shall not necessarily be limited to the following, to the extent permissible under applicable law:

A. Agent shall be deemed a party to the Ground Lease (but shall not have any obligations thereunder) for purposes of Sections 361 and 365 of the Bankruptcy Code, and shall have standing to appear and act as a party in interest in relation to any matter arising out of or related to the Ground Lease or the Premises.

B. Mortgagor shall serve Agent with copies of all notices, pleadings and other documents received by Mortgagor relating to or affecting the Ground Lease or the Premises. Any notice, pleading or document served by Mortgagor on any other party in the bankruptcy case shall be contemporaneously served by Mortgagor on Agent, and any notice, pleading or document served upon or received by Mortgagor from any other party in the bankruptcy case shall be served by Mortgagor on Agent promptly upon receipt by Mortgagor.

C. Upon written request of Agent, Mortgagor shall assume the Ground Lease, and shall take such steps as are necessary to preserve Mortgagor’s right to assume the Ground Lease, including without limitation obtaining extensions of time to assume or reject the Ground Lease under Subsection 365(d) of the Bankruptcy Code to the extent it is applicable, and objecting to any attempt by any Ground Lessor (in the event of a bankruptcy proceeding filed by or against any Ground Lessor) to sell or transfer the ground-leased property free and clear of the Ground Lease under Section 363 of the Bankruptcy Code and timely asserting and pursuing its right to adequate protection under Section 363(e) of the Bankruptcy Code in such event.

D. If Mortgagor or Ground Lessor seeks to terminate or reject the Ground Lease or have the Ground Lease deemed terminated or rejected, then prior to the hearing on such termination or rejection Agent shall be given no less than twenty (20) days’ notice and opportunity to elect in lieu of such termination or rejection to have the Ground Lease assumed and assigned to a nominee of Agent. If Agent shall so elect to assume and assign the Ground Lease, then Mortgagor shall continue any request to terminate or reject the Ground Lease until after the motion to assume and assign has been heard. If Agent shall not elect to assume and assign the Ground Lease, then Agent may obtain in connection with the termination or rejection of the Ground Lease a determination that Ground Lessor, at Agent’s option, shall (1) agree to terminate the Ground Lease and enter into a new lease with Agent on the same terms and conditions as the Ground Lease, for the remaining term of the Ground Lease, or (2) treat the Ground Lease as breached and provide Agent with the rights to cure defaults under the Ground Lease and to assume the rights and benefits of the Ground Lease.

Mortgagor shall join with and support any request by Agent to grant and approve the foregoing as necessary for adequate protection of Agent’s interests. Notwithstanding the foregoing, Agent may seek additional terms and conditions, including such economic monetary protections as it reasonably deems appropriate to adequately protect its interests, and any request for such additional terms or conditions shall not delay or limit Agent’s right to receive the specific elements of adequate protection set forth herein.

Mortgagor hereby appoints Agent as its attorney in fact to act on behalf of Mortgagor in connection with all matters relating to or arising out of the assumption, termination, or rejection of the Ground Lease, in which the other party to the lease is a debtor in a case under the Bankruptcy Code. This grant of power of attorney is present, unconditional, irrevocable, durable and coupled with an interest.

Where reference is made to any code section or other law, the same shall include any successor statute or provisions of law to the same or substantially the same effect.

(l) Predecessors, Successors. Where reference herein is made to the rights or obligations of Mortgagor or Ground Lessor under the Ground Lease, the same shall include the rights and obligations of their successors and assigns.

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IN WITNESS WHEREOF, Mortgagor has executed and delivered this Mortgage the day and year first above written.

NNN HEALTHCARE/OFFICE REIT LIMA, LLC, a Delaware limited liability company By: /s/ Shannon K S Johnson Its: Authorized Signatory

This instrument prepared by and
after recording return to:

Schwartz Cooper Chartered
180 N. LaSalle
Suite 2700
Chicago, Illinois 60601
Attn: Michael D. Rothstein, Esq.

STATE OF CALIFORNIA	)
)ss:
COUNTY OF ORANGE	)

On December 10, 2007 before me, P.C. Han, Notary Public, personally appeared Shannon K S Johnson, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal. /s/ PC Han (Signature of Notary) (SEAL)	[P.C. Han Commission # 1753200 Notary Public — California Orange County My Comm. Expires Jun 25, 2011]

My Commission Expires:

June 25, 2011